Exhibit 10.6
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Employment Agreement”) is entered into as of the                      day of                     ,                      , among Sovran Self Storage, Inc., a Maryland corporation and Sovran Acquisition Limited Partnership, a Delaware limited partnership (the “Corporation” or the “Partnership”, respectively and collectively the “Company”), and                      (the “Employee”).
W I T N E S S E T H:
     WHEREAS, the Employee is a valuable employee of the Company and an integral part of its management team;
     WHEREAS, the Company wishes to attract and retain well-qualified personnel and to assure continuity of management, which will be essential to its ability to evaluate and respond to any actual or threatened Change in Control (as defined below) in the best interests of shareholders;
     WHEREAS, the Company understands that any actual or threatened Change in Control will present significant concerns for the Employee with respect to his financial and job security;
     WHEREAS, the Company wishes to encourage the Employee to continue his career and services with the Company for the period during and after an actual or threatened Change in Control and to assure to the Company the Employee’s services during the period in which such a Change in Control is threatened; and
     WHEREAS, the Board of Directors of the Corporation (the “Board”) and the Partnership have determined that it would be in the best interests of the Company and its shareholders and partners to assure continuity in the management of the Company in the event of a Change in Control by entering into an employment continuation and noncompete agreement with Employee;
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
     1. Employment.
          (a) The Company hereby employs the Employee and the Employee hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.
          (b) During the term of this Employment Agreement, the Employee shall devote his entire business time and all reasonable efforts to his employment in that capacity with such other duties as may be reasonably requested from time to time by the Officers of the Company.
     2. Compensation.
     The Company will pay Employee the salary and provide the benefits as determined from time to time.
     3. Term.
     This Employment Agreement shall have a continuous term until terminated as provided in Paragraph 4.
     4. Termination.

          (a) This Employment Agreement will terminate upon Employee’s death or retirement.
          (b) The Company may terminate this Employment Agreement upon at least thirty (30) days’ written notice in the event of Employee’s “disability.” For purposes of this Employment Agreement, the Employee’s “disability” shall be deemed to have occurred only after ninety (90) days in the aggregate during any consecutive twelve (12) month period, the Employee, by reason of his physical or mental disability or illness, shall have been unable to substantially discharge his duties under this Employment Agreement.
          (c) The Company may terminate this Employment Agreement for “cause.” For purposes of this Employment Agreement, “cause” shall mean
(i)	The Employee’s fraud, commission of a felony, commission of an act or series of acts of dishonesty which are inimical to the best interests of the Company, or the Employee’s willful and substantial failure to perform his duties under this Employment Agreement; or

(ii)	The Employee’s breach of any material provision of this Employment Agreement; or

(iii)	The Employee’s commission of an act of moral turpitude, dishonesty or fraud which would render his continued employment materially damaging or detrimental to the Company.
          (d) The Company may terminate this Employment Agreement without cause by notifying Employee in writing of its election to terminate at least thirty (30) days before the effective date of termination.
          (e) After a Change In Control (as defined below), Employee may terminate this Employment Agreement for “good reason.” “Good reason” shall exist if:
(i)	the Company materially changes the Employee’s duties and responsibilities;

(ii)	the Employee’s place of employment or the principal executive offices of the Company are located more than thirty (30) miles from the geographical center of Williamsville, New York;

(iii)	the Company diminishes the salary, fringe benefits or other compensation being paid to the Employee;

(iv)	there occurs a material breach by the Company of any of its obligations under this Employment Agreement, which breach has not been cured in all material respects within thirty (30) days after the Employee gives notice thereof of the Company;

(v)	the failure of any successor of the Company to furnish the assurances provided for in Section 7(c).
          (f) This Employment Agreement may be terminated by mutual agreement of the Company and the Employee.
          (g) Employee may terminate this Employment Agreement at any time with thirty (30) days’ written notice to the Company, and the Company may accelerate the effective date of termination to any other date up to the date of notice of acceleration.

          (h) The Company will pay Employee on the effective date of termination all unpaid compensation at the rate then in effect through the effective date of termination.
     5. Severance Payments
          (a) The Company will make the severance payments specified in Section 5(b) or (c) below if this Employment Agreement is terminated pursuant to Sections 4(d) or (e) hereof.
          (b) If the Employment Agreement is terminated pursuant to Section 4(d) prior to a “Change In Control” (as defined below), as severance payments under this Section 5(b), the Company will pay Employee the severance benefits then in effect under the Company’s severance policy for all employees.
          (c) If this Employment Agreement is terminated pursuant to Section 4(d) or (e) within twenty-four (24) months after a Change in Control of the Company has occurred, the Company shall pay the Employee a lump sum equal to twice the salary and bonus paid to the Employee in the prior calendar year. This lump sum shall be paid within 30 days after the effective date of termination. In addition, health insurance benefits for the Employee will be continued for twenty-four (24) months after the effective date of termination upon substantially the same terms as provided to Employee immediately before the Change in Control. For the purposes of this Employment Agreement, a “Change in Control” shall be deemed to have occurred if any of the following have occurred:
(i)	either (A) the Corporation shall receive a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) (“Person”), is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Corporation or (B) the Company has actual knowledge of facts which would require any Person to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Corporation;

(ii)	purchase by any Person, other than the Company or a wholly-owned subsidiary of the Company or an employee benefit plan sponsored or maintained by the Company or a wholly-owned subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Corporation (or securities, including units of limited partnership interests, convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Corporation (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

(iii)	approval by the shareholders of the Corporation of (A) any consolidation or merger of, or other business combination involving, the Corporation in which the Corporation is not to be the continuing or surviving entity or pursuant to which shares of stock of the Corporation would be converted into cash, securities or other property, other than a consolidation or merger or business combination of the Corporation in which holders of its stock immediately prior to the consolidation or merger or business combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or business combination as immediately before, or (B) any consolidation or merger or business combination in which the Corporation is the continuing or surviving corporation but in which the common shareholders of the Corporation immediately prior to the consolidation or merger or business combination do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation which owns all of the common stock of the Corporation), or (C) any sale, lease, exchange or other transfer by operation of law or otherwise (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation or the Partnership; or
(iv)	a change in the majority of the members of the Board within a 24-month period unless the election or nomination for election by the Corporation shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

(v)	more than fifty percent (50%) of the assets of the Corporation or the Partnership are sold, transferred or otherwise disposed of, whether by operation of law or otherwise, other than in the usual and ordinary course of its business.
          (d) Employee shall be under no obligation to mitigate damages with respect to termination and in the event Employee is employed or receives income from any other source there shall be no offset therefor against the amounts due from the Company hereunder.
     6. Covenants and Confidential Information.
          (a) The Employee acknowledges the Company’s reliance and expectation of the Employee’s continued commitment to performance of his duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company:
(i)	During the term of this Employment Agreement and, during the one-year period following the termination of this Employment Agreement, the Employee shall not: (A) own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing self-storage facilities; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity is permitted ; or (B) directly or indirectly or by acting in concert with others, employ or attempt to employ or solicit for any employment competitive with the Company, any Company employees.

(ii)	During and after the term of this Employment Agreement, the Employee shall not, directly or indirectly, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Employee that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Employee while the Employee shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Employee of the terms hereof, (C) was not acquired by the Employee in connection with his employment or affiliation with the Company, (D) was not acquired by the Employee from the Company or its representatives, or (E) is required to be disclosed by rule or law or by order of a court or governmental body or agency.
          (b) The Employee agrees and understands that the remedy at law for any breach by him of this Paragraph 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Employee’s violation of any legally enforceable provision of this Paragraph 6, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.
          (c) The Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Employee, would not operate as a bar to the Employee’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Employee.
     7. Miscellaneous.
          (a) The Employee represents and warrants that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.
          (b) The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
          (c) Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company must, within ten (10) days after Employee’s request, furnish its written assurance that it is bound to perform this Employment Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.
          (d) Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Buffalo, New York, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 7(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Employee of any of his covenants contained in Section 6 hereof.
          (e) Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to the principal place of business of the Corporation and the Partnership, attention: President, and if mailed to the Employee, shall be addressed to him at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Employee may hereafter designate in writing to the other.
          (f) The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
          (g) This Employment Agreement supersedes all prior employment agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
          (h) This Employment Agreement shall be governed by and construed according to the laws of the State of New York.
          (i) Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

SOVRAN SELF STORAGE, INC.

By:

Title:

Employee

SOVRAN ACQUISITION LIMITED PARTNERSHIP

	By	SOVRAN HOLDINGS INC.
General Partner

By:

Title: